Exhibit – 10.20

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

THIS AGREEMENT is effective as of October 21, 2002 (the “Effective Date”), between MERCK & CO., INC., a New Jersey corporation with offices located at One Merck Drive, Whitehouse Station, NJ (“MERCK”) and ARENA PHARMACEUTICALS, INC., a Delaware corporation with offices located at 6166 Nancy Ridge Drive, San Diego, CA (“ARENA”).

Background:

A.                       ARENA has expertise and intellectual property relating to G-protein coupled receptors (“GPCRs”) ****, *** and ****, and its drug discovery  receptor technology.

B.                         MERCK and ARENA desire to enter into a research collaboration to: (a) better understand these receptors, along with other novel receptors first identified under the Program (as described in Section 1.32); (b) seek to validate such one or more receptors as pharmaceutical targets, and (c) discover and develop therapeutics acting upon such target(s).

C.                         MERCK also desires to obtain certain exclusive licenses from ARENA under ARENA Patents and ARENA Know-How (as defined), together with the intellectual property generated by ARENA under the Program upon the terms set out in this Agreement, and ARENA desires to grant such licenses to MERCK.

ARENA and MERCK (hereafter “Party,” if singular or “Parties,” if plural) agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth herein to the contrary, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1                               “Active Compound” means any composition of matter, including a chemical entity, protein, antibody, small molecule or other compound:

a)  that is discovered, identified, or synthesized by or on behalf of ARENA and/or MERCK or its Affiliates or sublicensees, pursuant to work conducted under the Program up to the ***** anniversary of the end of the Program Term and meeting the criteria for selectivity, activity and potency in in vitro assays as set out in Attachment A, which is made part of this Agreement and may be modified by the JRC; or

b)  that is owned or Controlled by a Party, assayed under the Program, and meeting the criteria for selectivity, activity and potency in in vitro assays as set out in Attachment A; or

c) that is designated an “Active Compound” by the JRC; or

d)  (i) whose therapeutic application is identified by MERCK or its Affiliates or sublicensees as a direct result of its use of a Target  ; (ii) which binds to the Target, is assayed by MERCK using Arena Know-How provided to MERCK under the Agreement, or the Target or the assay claimed in a granted Arena Patent in the United States or by the European Patent Office; and (iii) is developed by MERCK or its Affiliates because of its affinity for the Target.  It being understood and agreed that MERCK can use the Targets solely for counter screening without any obligation to ARENA under this Agreement.

Notwithstanding the foregoing provisions of Section 1.1, Active Compound shall not include any compound: (x) marketed by MERCK or its Affiliates as of the Effective Date for ********** therapeutic benefits; or (y) formally designated by MERCK as a development candidate for ********** therapeutic benefits and is the subject of an IND as of the Effective Date.

1.2                               “Affiliate”means any corporation or other business entity:  (i) of which more than fifty percent (50%) or more of the securities or other ownership interests (or, if the jurisdiction where such entity is domiciled prohibits foreign ownership of such amount, the maximum ownership interest permitted by such laws) representing the equity, the voting stock or general partnership interests are owned, or controlled, directly or indirectly, by MERCK or (ii) which, directly or indirectly, owns, or controls more than fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of MERCK; or (iii) which otherwise, directly or indirectly, controls, is controlled by, or is under common control with MERCK, where, for the purposes of this Section, the word “control” (with the correlative meanings for the terms “controlled by” or “under the common control with”) means the actual power to direct or cause the direction of the management of the applicable business entity.

1.3                               “Annual FTE Rate” means the amount MERCK will pay ARENA over a consecutive 12-month period during the Program Term to support one (1) FTE dedicated to the Program.  The Annual FTE Rate will be ********************* dollars ($*********) per 12-month period during the Program Term.

1.4                               “Arena Know-How” means all information, materials (including compounds) and technology, including, but not limited to, discoveries, processes, methods, protocols, formulas, data, inventions (including, Arena Program Information and Inventions, and Arena’s rights in Collaboration Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement are: (a) owned or Controlled by ARENA; (b) not generally known; and (c) necessary or useful to MERCK in connection with the Program, or the research, development, manufacture, marketing, use, or sale of Compound or Product in the Territory, but excluding published ARENA Patents and Collaboration Patents.

1.5                               “Arena Patents” means all Patents owned or Controlled by ARENA that are necessary or useful to MERCK in connection with the Program, or the research, development, manufacture, marketing, use, or sale of Program Compounds or Products in the Territory.

1.6                               “Arena Program Information and Inventions” means all Program Information and Inventions developed or invented solely by ARENA (including by its employees, agents or consultants).

1.7                               “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8                               “Calendar Year”  means each successive period of 12 months starting on January 1 and ending on December 31.

1.9                               “CART Technology” means ARENA’s receptor technology, together with related Arena Know-How as applied to the Field.

1.10                        “Change of Control” is defined in Section 9.3.

1.11                        “Combination Product”  means a Product that includes one or more active ingredients, other than a Program Compound, in combination with a Program Compound.

1.12                        “Collaboration Patents” means all Patents that claim inventions in Program Information and Inventions that are invented jointly by ARENA and MERCK (including by their respective employees, agents or consultants).

1.13                        “Collaboration Information and Inventions” means all Program Information and Inventions developed or invented jointly by ARENA and MERCK (including by their respective employees, agents or consultants).

1.14                        “Control” means, with respect to a compound, material, information or intellectual property right, possession by a Party of a license with the right to sublicense existing as of the Effective Date or that is acquired during the term of this Agreement.

1.15                        “Field” means research, drug discovery, development or commercialization of human or animal therapeutics related to the mediation  of the *********** activity of ****** through a Target.

1.16                        “First Commercial Sale” means, with respect to any Product, the first sale by MERCK, its Affiliates, or sublicensees for end use or consumption of such Product in a country after all required approvals, including marketing and pricing approvals, if applicable, have been granted by the governing authorities of such country (it being understood and agreed that no sales to the public will take place in any country until all required approvals in such country have been granted).

1.17                        “FTE” means the equivalent of a full-time scientist’s work time in full working days over a 12-month period (including normal vacations, sick days and holidays, but excluding weekends).  The portion of an FTE year devoted by an ARENA scientist to the Program shall be determined by dividing the number of full working days during any 12-month period devoted by such employee to the Program by the total number of working days of such scientist during any such 12-month period.  For the avoidance of doubt, an FTE allocated to the Program must be a scientist working on the Program in accordance with the criteria set out in Section 2.2.

1.18                        “IND” means an Investigational New Drug filing with the United States Food and Drug Administration, or its equivalent in a Major Market.

1.19                        “Information”  means all information, materials, and data, including all scientific, preclinical, gene sequence, clinical, regulatory, manufacturing, marketing, financial, or patent information, and other commercial information and data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.20                        “JRC” means the Joint Research Committee described in Section 2.6 of this Agreement.

1.21                        “Major Market” means the United States, Canada, the United Kingdom, Japan, France, Germany, Italy or Spain.

1.22                        “Marketing Approval” means any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that is necessary for the manufacture, use, storage, import, transport and/or sale of a Product for human use in such jurisdiction and following which the Product may be legally sold in such jurisdiction.

1.23                        “Merck Know-How” means all information, materials (including compounds), and technology, including but not limited to, discoveries, processes, methods, protocols, formulas, data, inventions (including, Merck Program Information and Inventions, and Merck’s rights in Collaborative Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement are: (a) owned or Controlled by MERCK; (b) not generally known; and (c)   are necessary or useful to ARENA in the performance of ARENA’s obligations under the Program, but excluding Merck Patents and Collaboration Patents.

1.24                        “Merck Program Information and Inventions” means all Program Information and Inventions developed or invented solely by MERCK (including by its employees, agents or consultants).

1.25                        “Merck Patents” means all Patents owned or Controlled by MERCK that are necessary or useful in connection with the Program, or necessary or useful to the research, development, manufacture, marketing, use or sale of Program Compound or Product in the Territory.

1.26                        “Net Sales” means the gross invoiced amount  of Product(s) sold by MERCK, its Affiliates or sublicensees (which term does not include distributors) to the first independent third party after deducting, if not previously deducted, from the amount invoiced or received (it being understood and agreed that MERCK, its Affiliates and sublicensees will not receive any amounts for sales of Product unless such amounts have been invoiced by MERCK, its Affiliates or sublicensees):

(a)           trade and quantity discounts;

(b)                                 returns, rebates and allowances;

(c)                                  chargebacks and other amounts paid on sale or dispensing of Product;

(d)                                 retroactive price reductions that are actually allowed or granted;

(e)                                  sales commission paid to distributors and/or selling agents;

(f)                                    a fixed amount equal to **** percent (*%) of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance charges and additional special transportation, custom duties, and other governmental charges; and

(g)                                 the standard inventory cost of devices or delivery systems used for dispensing or administering Product which accompany Product as it is sold.

With respect to sales of a Combination Product, Net Sales shall be calculated on the basis of the invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the invoice price of the Product containing Program Compound as the sole active ingredient in the same strength and  the denominator of which shall be the sum of the numerator and the invoice price(s) of product(s) containing each other active ingredient as the sole active ingredient in the same strength as in the Combination Product.  Invoice price shall be determined in accordance with MERCK’s regular accounting methods.  If representative products for the above calculation are not available, MERCK and ARENA will discuss an appropriate method for calculating Net Sales for such Combination Product.  The deductions set out in subparagraphs (a) through (g) will be applied in calculating Net Sales for a combination Product.

1.27                        “Patents” means any and all patents and patent applications, certificates of invention and applications for certificates of invention, including divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or the like of any of the foregoing and all foreign equivalents thereof in the Territory that a Party or its Affiliates owns or Controls during the term of this Agreement which: (i) claim, cover or relate to Active Compound, Targets, Program Compounds, or Products; or (ii) Program Information and Inventions.

1.28                        “Phase I Clinical Study” means a human clinical trial designed and conducted by MERCK, its Affiliates or authorized sublicensees that is intended to initially evaluate the safety and/or pharmacological or antigenic effect of a Product in human subjects or that would satisfy the requirements of 21 CFR 312.21(a) or its foreign equivalent in a Major Market.

1.29                        “Phase II Clinical Trial” means a human clinical trial designed and conducted by MERCK, its Affiliates or authorized sublicensees that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or its foreign equivalent in a Major Market.

1.30                        “Phase III Clinical Trial” means a pivotal human clinical trial designed and conducted by MERCK, its Affiliates or authorized sublicensees that is intended  to establish safety and efficacy of a Product as a basis for a marketing application that would satisfy the requirements of 21 CFR 312.21(c) or its foreign equivalent in a Major Market.

1.31                        “Product” means a  preparation in final form for sale by prescription, over-the-counter or any other method, for any and all uses (including, without limitation, human and/or animal and/or agriculture use) containing one or more Program Compounds  as a pharmaceutically  active ingredient(s), including, without limitation, any Combination Product.

1.32                        “Program” means the collaborative research program conducted by the Parties under the Research Plan to better understand the Targets, and discover  Active Compounds and Program Compounds as set out in Articles II and III.

1.33                        “Program Compound” means an Active Compound that during or after the Program Term (i) has a scientific data package that has been evaluated by MERCK or one of its Affiliates or sublicensees and, at MERCK’s or, if applicable, one its Affiliates’ or sublicensees’, sole discretion ***************************************************************** *******************************************************************************************, approved by the MERCK Safety Assessment Review Committee (or its successor or equivalent) to move the Active Compound to formal safety assessment studies (or its successor or equivalent) by the Safety Assessment Department (or its successor or equivalent) of MERCK or one of its Affiliates or sublicensees; or (ii) otherwise has been approved by MERCK or one of its Affiliates or sublicenses for clinical trials or commercialization and been the subject of an IND.

1.34                        “Program Information and Inventions”  means all data, information and materials, and intellectual property rights therein, generated or arising from the Parties’ work, alone or jointly, under the Program.

1.35                        “Program Term” means the period from the Effective Date until the third anniversary of the Effective Date, or until such earlier date when the Program is terminated pursuant to Section 2.8, or the Agreement is terminated pursuant to Article VIII.

1.36                        “Proof of Concept Milestone” means the date of in-vivo demonstration of**************************************** ********************************************************************************, to the satisfaction of the

                JRC.

1.37                        “Research Plan” means the plan (the initial form of which is attached to and made part of this Agreement as Attachment B) that sets out the research work to be performed by ARENA and MERCK in conducting the Program, as such plan may be amended or modified by the JRC or the Parties as contemplated under this Agreement.

1.38                        “Targets” means: (1) the GPCRs identified as ****, *****, and ****; and (2) any GCPR that (a) is first discovered under the Program by ARENA, MERCK or jointly by ARENA and MERCK; and (b) ***********************************; provided that if any  GCPR described in subsection (2) of this Section 1.38 is at the time of its discovery then the subject of a pre-existing contractual obligation that would prevent use of such GPCR in the Program, then such GCPR is not included in the definition of Target.

1.39                        “Technical Grounds” means: (1) the failure of the Parties to reach the Proof of Concept Milestone by the second anniversary of the Effective Date, (2) the JRC concludes that: (a) a significant adverse event affecting all the Targets, all Program Compounds and all Active Compounds has arisen during the conduct of the Program, or (b) continuation of the Program is no longer scientifically promising because the role of all the Targets proves incorrect, or none of the Targets are valid as a suitable target for development of a pharmaceutical product; or (3) a reasonable determination by MERCK’s Patent department, upon consultation with ARENA Patent attorneys, that a third party’s valid patent rights block the Program activities in a manner such that the Program activities cannot be reasonably modified to still achieve significant goals of the Program.

1.40                        “Territory” means all of the countries in the world, and their territories and possessions.

1.41                        “Valid Patent Claim” means a claim of an issued and unexpired patent included within the Arena Patents, Merck Patents or Collaboration Patents, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II
PROGRAM

2.1                               General.  ARENA and MERCK shall conduct the Program in: (a) accordance with the provisions of the Research Plan and the terms set out in this Agreement; and (b) good scientific manner, and in compliance in all respects of applicable laws, rules and regulations and good laboratory practices.  The Research Plan shall be revised annually, or more often as determined by the JRC.  During the Program Term, the JRC may amend the Research Plan, provided that such amended Research Plans must be in writing and signed by an authorized representative of each Party.

2.2                               FTE Commitments and Funding.

(a)                                  During the Program Term, ARENA shall dedicate FTEs to the Program to work directly and exclusively on the Program.  The JRC is entitled to increase or decrease the number of FTEs, provided it does so in a writing signed by an authorized representative of each Party.  MERCK shall fund each FTE at the Annual FTE Rate.  MERCK will pay ARENA the Annual FTE Rate in four equal Calendar Quarter installments, each installment equal to one-quarter of the Annual FTE Rate multiplied by the number of FTEs for the Calendar Quarter.  ******************************************** ****************************************** ************************************.  If at any time during the Program Term the number of FTEs dedicated to the Program falls below the number established in this Agreement or by the JRC, ARENA will immediately notify MERCK of such discrepancy, and MERCK will be entitled to adjust the Program funding payment as appropriate.

(b)                                 For the initial year of the Program Term, ARENA shall dedicate ********** (**) FTEs to the Program to work directly and exclusively on the Program, and MERCK will provide funding for that number of FTEs at the Annual FTE Rate.  FTE funding for the first year of the Program Term (assuming a staffing level of ** FTEs) is set out in Exhibit 2.2(b).  ARENA will ensure that on the Effective Date that ********** (**)FTEs dedicated to the Program will begin the Program activities assigned to ARENA as specified in the Research Plan.  The JRC is entitled to modify the number of ARENA FTEs dedicated to the Program after the first year of the Program Term.

(c)                                  ARENA shall ensure: (i) by confidentiality agreement that all FTEs and all other ARENA personnel, employees, and agents involved in the Program shall comply with the confidentiality provisions of this Agreement; and (ii) that each FTE that works on the Program is qualified by appropriate experience and qualifications to perform the Program work assigned to such FTE in a capable and professional manner.  If MERCK reasonably believes, and has so notified ARENA about the basis for its belief, that any FTE working on the Program is not meeting the foregoing requirements, then at MERCK’s request, ARENA will shift such FTE off the Program and replace him/her with a satisfactory FTE.

(d)                                 MERCK is entitled to arrange for its employees to visit (at MERCK’s expense) ARENA at its offices and laboratories during normal business hours and upon reasonable advance notice to discuss Program activities in detail with ARENA personnel and FTEs working on the Program.  ARENA shall reasonably cooperate in making arrangements for MERCK to conduct such visits.

2.3                               Exchange of Information.  Upon execution of this Agreement, ARENA shall use reasonable efforts to disclose to MERCK in English and in writing all ARENA Know-How not previously disclosed, provided that ARENA is not required to disclose any Arena Know-How that Arena reasonably determines is not necessary or useful for purposes of the licenses granted in Section 3.1(a), nor is ARENA required to disclose in writing any Arena Know-How which cannot be readily reduced to writing, however ARENA will use reasonable efforts to disclose such Arena Know-How to the extent possible if MERCK reasonably determines that such Arena Know How is necessary or useful for the success of the Program. During the term of this Agreement, ARENA shall also use reasonable efforts to promptly disclose to MERCK in English and in writing on an ongoing basis all ARENA Know-How, provided that ARENA is not required to disclose any Arena Know-How that Arena reasonably determines is not necessary or useful for purposes of the license granted in Section 3.1(a) or 3.2 or which cannot be readily reduced to writing.  For clarity and notwithstanding anything to the contrary contained in this Section 2.3, upon execution of this Agreement ARENA shall fully disclose in writing the Arena Know-How described in Exhibit 2.3.  MERCK shall use reasonable efforts to promptly disclose to ARENA in English and in writing all MERCK Know-How that MERCK reasonably determines is necessary for ARENA’s performance of its Program responsibilities, provided, that MERCK  is only required to disclose MERCK Know-How that MERCK reasonably determines is necessary or useful for purposes of the license granted in Section 3.1(b) or which cannot be readily reduced to writing, however MERCK will use reasonable efforts to disclose such Merck Know-How to the extent possible if ARENA reasonably determines that such Merck Know How is necessary or useful for the success of the Program.

2.4                               Exclusive Efforts in the Field.  During the Program Term and for a three-year period immediately following the earlier of the expiration or termination of the Program Term, ARENA shall work exclusively (even as to ARENA) with MERCK in the Field, and will not knowingly conduct any activity concerning discovering, identifying, researching or developing compounds that meet the Active Compound criteria of Section 1.1 outside of the Program, use Targets for counter-screening against other GPCRs outside the Program, or license or use with any third party the Targets, Arena Patents, Arena Know-How or Collaboration Information and Inventions in the Field.

2.5                               ARENA CART Technology.  As part of its efforts under the Program, ARENA shall apply the CART Technology to the identification, discovery and synthesis of Active Compounds.  The CART Technology shall remain proprietary to ARENA.  MERCK shall nonetheless have the right to use such CART Technology as applied to Targets within the Program during the Program Term.

2.6                               Joint Research Committee.

(a)                                  The Program shall be conducted under the direction of a Joint Research Committee, which shall consist of six (6) voting members, with each Party having  the right to designate three (3) of such JRC members.  Each Party shall appoint its respective representatives to the JRC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change.  Each of these representatives shall have appropriate technical credentials, experience and knowledge, and shall maintain ongoing familiarity with the Program.  One of the voting members of the JRC appointed by MERCK shall be designated as the JRC Chair.  The JRC Chair shall have no voting rights or decision making authority over that vested in any JRC member.  The JRC Chair shall have responsibility for calling JRC meetings, circulating agendas, and performing administrative tasks required to assure efficient operation of the JRC.

(b)                                 Each Party is entitled, subject to advance notice to the other Party and no reasonable objection by such Party, to invite additional representatives or consultants to attend JRC meetings, subject to compliance by such representatives with the confidentiality safeguards of Article IV, and any additional confidentiality or other requirements as the JRC may reasonably require for attendance.

(c)                                  The JRC shall perform the following functions:

(i)                                     determine the overall strategy for the Program;

(ii)                                  formulate and adjust the Research Plan, and the Active Compound criteria (the initial form of which appears in Attachment A) as needed, including but not limited to allocation of FTEs and other Program resources;

(iii)                               monitor and assess the progress of the Program, the Program’s research results, and oversee the exchange of Information between the Parties;

(iv)                              determine the number of FTEs dedicated to the Program, and how such FTEs will be allocated, consistent with the provisions of Section 2.2;

(v)                                 consider issues of priority in the Program, and review and advise on any budgetary and economic matters relating to the Program;

(vi)                              arrange for the evaluation of Active Compounds under the Program; designate compounds that meet the acceptance criteria set out in Section 1.1 as Active Compounds, and release Active Compounds from the Program in accordance with Section 2.11;

(vii)                           as appropriate, nominate Program Compounds for acceptance by MERCK in accordance with Section 1.33 during the period ending on the first anniversary of the end of the Program Term;

(viii)                        monitor and record the achievement and timing of Milestones in Section 5.3.

Decisions of the JRC shall be by unanimous consent.  If the JRC cannot or does not, after good faith efforts, reach agreement on an issue, then upon request by either Party, the disputed matter shall be referred to the Chief Executive Officer of ARENA and to a Vice President, Merck Research Laboratories, who shall promptly meet and endeavor to come to an agreement in a timely manner.  If such individuals cannot reach agreement as to such issue, then: (i) if such issue is as to a scientific, safety or technical matter under the Program, the final decision shall be made by a Senior Vice President of Merck Research Laboratories, taking reasonable efforts to mitigate  the impact of the decision on ARENA; and (ii) if such issue is as to any other matter (such as financial or legal matters) the final resolution will be made pursuant to Section 9.10.

Notwithstanding and without limiting the foregoing, a Senior Vice President of Merck Research Laboratories is not entitled to (i) make a final decision under this Subsection regarding a change in the number of ARENA FTEs dedicated to the Program and funded by MERCK that would result in a reduction or an addition of more than (**) *** FTEs from the number of FTE’s last jointly approved by the JRC, (ii) unilaterally amend the Research Plan, (iii) modify the criteria set out in Attachment A, or (iv) make a determination that a compound is not an Active Compound or release an Active Compound from the Program.

2.7                               Meetings, Expense, Minutes and JRC Term.

(a)                                  During the Program Term, the JRC shall meet at least each Calendar Quarter to monitor progress and provide direction to the Program, with the location for such meetings alternating between ARENA and MERCK facilities (or such other locations as is determined by the JRC).  Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment.  The first JRC meeting will occur no later than forty-five (45) days after the Effective Date.

(b)                                 Each Party shall bear its own expenses related to JRC meeting attendance.

(c)                                  The JRC Chair shall designate a recording secretary to prepare written minutes of each JRC meeting and written records of all JRC decisions, whether made at a Committee meeting or otherwise.  Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions, or determinations approved by the JRC.  The JRC Chair will distribute draft minutes to all JRC members within ten (10) business days after each meeting.  Minutes will be finalized no later than thirty (30) days after the meeting to which the minutes pertain.  Finalized minutes will be distributed to the Parties after approval of the drafts by the JRC Chair.

(d)                                 The JRC shall exist for twelve (12) months following the termination or expiration of the Program Term.

2.8                               Early Termination of the Program.  MERCK is entitled to terminate the Program:

(a)                                  as set out in Article VIII;

(b)                                 without cause, at any time on or after the second anniversary of the Effective Date upon written notice from MERCK given  at least 90 days prior to such termination date, if Milestones 1, 2 and 3 (described in Section 5.3) have been achieved and paid; and

(c)                                  without cause, at any time after the second anniversary of the Effective Date upon written notice from MERCK given on or after the second anniversary of the Effective Date and at least 180 days prior to such termination date;

(d)                                 for Technical Grounds, at any time upon  thirty (30) days prior written notice from MERCK.

(e)                                  in the event of a “Change of Control” (as defined in Section 9.3) of ARENA by giving thirty (30) days advance written notice to ARENA.

In the event of any termination under this Section, MERCK will not be obligated to make any remaining FTE payments for Program activities scheduled to take place after the termination date.  ARENA and MERCK shall each continue to use its diligent efforts to perform the activities assigned to it under the Research Plan until the effective date of termination, provided, however, neither ARENA nor MERCK shall have any further obligation to conduct research activities under this Agreement after the effective date of the termination of the Program. For the avoidance of doubt if the JRC cannot unanimously agree that Technical Grounds have occurred, a Senior Vice President of Merck Research Laboratories is entitled to make the final decision on whether a Technical Grounds event has occurred. In the event of a termination of the Program by MERCK (but not by ARENA) for Technical Grounds under Section 2.8(d), all licenses granted to MERCK under this Agreement become non-exclusive and ARENA is released from its obligation of exclusivity under Section 2.4, and MERCK is released from its obligations under Sections 2.9.3 and 3.3, but not its obligations, if any, under Article V.

2.9                               Records and Reports.

2.9.1                                 Records.  ARENA and MERCK each shall maintain records that shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Program in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

2.9.2                                 Copies and Inspection of Records.  MERCK shall have the right, during normal business hours and upon reasonable notice no more than once every six months, to inspect and copy all of the records of ARENA referenced in Section 2.9.1.  MERCK shall maintain such records and the information disclosed therein in confidence in accordance with Article IV.  All inspections, copying and visits hereunder shall be conducted in a manner so as not to disrupt ARENA’s business or cause any disclosure of any other ARENA confidential information.

2.9.3                                 Quarterly Reports.  Within thirty (30) days following the end of each Calendar Quarter during the term of this Agreement, ARENA shall provide to MERCK a written progress report which shall describe the work performed to date on the Program, evaluate the work performed in relation to the goals of the Program and provide such other information required by the Program or reasonably requested by MERCK relating to the progress of the goals or performance of the Program.  Upon request, ARENA shall provide copies of the records described in Section 2.9.1.   Within thirty (30) days following the end of each Calendar Year during the term of this Agreement after the later of either the achievement of Milestone 3 or the Program has ended, MERCK shall provide to ARENA upon ARENA’s request a written progress report which shall describe the work performed during such Calendar Year on developing and commercializing Active Compounds and Program Compounds, and evaluate the work performed in relation to the goals of the developing and commercializing Program Compounds.

2.10                        Program Information and Inventions.  Program Information and Inventions shall be owned as follows:

(a)                                  ARENA Program Information and Inventions shall be owned solely by ARENA;

(b)                                 MERCK Program Information and Inventions shall be owned solely by MERCK; and

(c)                                  Collaboration Information and Inventions shall be owned jointly by ARENA and MERCK.

Each Party shall promptly disclose to the other the development, making, conception and reduction to practice of all Collaboration Information and Inventions and all other Program Information and Inventions.  However, Arena Patents and Merck Patents containing Program Information and Inventions shall be disclosed to the other Party within thirty (30) days after the filing of the first patent application.

2.11                        Rights to Compounds.  The Parties contemplate that each of them will make compounds from its library available for testing for purposes of this Agreement and that additional compounds may be invented and/or synthesized in the course of the Program.  In respect of such compounds, the Parties agree as follows:

(a)                                  Compounds that are invented outside of the Program by a Party, and which are tested in the Program, but either fail to qualify as an Active Compound under Section 1.1 or are determined by the JRC under the provisions of Sections 2.6 or 2.11(c) not to be Active Compounds, shall revert to the Party which made such compound available, without any restriction or obligations under this Agreement provided, in the case of MERCK, that any such released compound is not subsequently tested or developed (other than counter-screening) using Arena Know-How or the Target or the assay claimed in a granted Arena Patent in the United States or by the European Patent Office.

(b)                                 Compounds (including, but not limited to, Active Compounds) which are invented solely by one Party under the Program shall be owned by the Party which invented each such compound, and compounds which are invented jointly by the Parties shall be owned jointly by ARENA and MERCK.  If any  compounds fail to qualify as an Active Compound under Section 1.1, or are determined by the JRC pursuant to Section 2.6 not to be a viable Program Compound candidate, then such compound shall revert to the Party or Parties that own such compounds, without any restriction or obligation under this Agreement, except as described in Subsection 2.11(d) and(e).

(c)                                  ARENA is not entitled to use or screen any Active Compound discovered, identified, synthesized, assayed, contributed or developed in or under the Program for any purpose outside the scope of the Program unless and until such Active Compound is released from this Agreement by the JRC.  The JRC is entitled to release any Active Compound from the Program if the JRC determines that such Active Compound is not a viable Program Compound candidate.  In any event, the JRC shall release an Active Compound from the Program if such Active Compound is not accepted as a Program Compound under the provisions of Sections 1.33 and 2.11(f) by the first anniversary of the termination date of the Program Term.

(d)                                 ARENA’s rights to compounds owned by ARENA in accordance with Subsection 2.11(b) are subject to the following restrictions and non-exclusive license grant:

(A)              ARENA is entitled to use any compound solely invented by ARENA under the Program but not qualifying as an Active Compound under Section 1.1, and any Active Compound invented by ARENA (solely or jointly) under the Program but released by the JRC, for all uses outside the Field during the period of exclusivity set out in Section 2.4.  Once the Section 2.4 exclusivity period lapses, ARENA shall be entitled to make free use of such compounds for any and all purposes; and

(B)                ARENA hereby grants MERCK a non-exclusive, sublicensable license to use those compounds described in Subsection 2.11(d)(A), for MERCK’s and its Affiliates research, drug discovery and commercialization activities.

(e)                                  If within a seven year period from the date of the end of the Program, MERCK files an IND on a released Active Compound  for *********** effects or other therapeutic applications for such compound which were identified under the Program, such compound will be deemed a “Program Compound” even if such Active Compound had been previously released by the JRC under Sections 2.11(b) or (c), and MERCK shall be obligated to pay ARENA applicable Program Compound and Product milestone payments and royalties pursuant to Article V.

(f)                                    Once MERCK or one of its Affiliates or sublicensees formally accepts an Active Compound as a Program Compound, it will notify ARENA of this decision in writing or during a JRC meeting (as evidenced by written Committee meeting minutes).

ARTICLE III

LICENSE; DEVELOPMENT AND COMMERCIALIZATION

3.1                               License Grants to Conduct the Program.

(a)                                  ARENA hereby grants MERCK an exclusive license in the Field under (i) Arena Patents, (ii) ARENA’s interest in Collaboration Patents, and (iii) Arena Know-How, for the sole purposes of enabling MERCK to conduct the Program research activities assigned to MERCK or its Affiliates under the Research Plan.  The foregoing license may be sublicensed to MERCK Affiliates and, with the consent of ARENA, to third party sublicensees.

(b)                                 MERCK hereby grants ARENA a non-exclusive license in the Field under (i) Merck Patents, (ii) MERCK’s interest in Collaboration Patents, and (iii) Merck Know-How for the sole purpose of enabling ARENA to conduct the Program research activities assigned to ARENA under the Research Plan.  The foregoing license may be sublicensed with the consent of the Parties to third party sublicensees.

3.2                               License Grants to MERCK from ARENA.  ARENA hereby grants MERCK an exclusive license, with the right to grant sublicenses, under Arena Know-How, Arena Patents and ARENA’s interest in Collaboration Patents and Collaboration Information and Inventions to: (a) discover, develop, make, have made, use, import, sell and offer to sell Program Compounds and Products (including any diagnostic or pharmaco-genomic products or services described in Section 5.9) in the Territory, and to otherwise enable MERCK to fulfil its obligations and exercise its rights under this Agreement; and (b) use Targets for all activities  in the Territory, including, but, not limited to research drug discovery, development and commercialization activities.

3.3                               Product Development and Commercialization.

(a)                                  MERCK agrees to use commercially reasonable efforts, consistent with the usual practice followed by MERCK to take compounds forward within Merck Research Laboratories as drug development candidates, to take Active Compound(s) forward for approval as Program Compound(s).  After MERCK’s approval of such a Program Compound, MERCK shall, at it own expense, use reasonable efforts to develop and to introduce a Product in a Major Market as soon as practical, consistent with the efforts MERCK uses in pursuing the development of other products representing a similar marketing opportunity.  MERCK shall be deemed to have satisfied its obligations under this Section 3.3 if MERCK has an ongoing and active research program or marketing program as described above, as appropriate, directed in good faith toward production and use of a Product.

(b)                                 If either the making, having made, use, sale or import by MERCK, its Affiliates and/or sublicensees, of Program Compounds or Products, or the use by MERCK, its Affiliates and/or sublicensees of Targets consistent with the license grants set out in Article III, would infringe during the term of this Agreement a valid claim of a granted patent which ARENA owns or Controls and which patent is not covered by the grants in Article III, ARENA hereby grants to MERCK, its Affiliates and its sublicensees, to the extent ARENA is legally able to do so, a non-exclusive, royalty-free license in the Territory under such issued letters patent solely for MERCK and its Affiliates and/or sublicensees to make, have made, use, offer to sell, sell and import Program Compounds and Products in the Territory, and use the Targets as permitted under Article III.

ARTICLE IV

CONFIDENTIALITY AND PUBLICATION

4.1                               Nondisclosure Obligations.  All Information disclosed by one Party to the other under this Agreement shall be maintained in confidence by the receiving Party and shall not be disclosed to any non-party or used for any purpose except as expressly permitted in this Agreement without the prior written consent of the disclosing Party, except to the extent that such Information:

(a)                                  is known by the receiving Party at the time of its receipt, as documented by business records, and not through a prior disclosure by the disclosing Party;

(b)                                 is properly in the public domain;

(c)                                  is subsequently disclosed to the receiving Party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)                                 is developed by the receiving Party independently of Information received from the disclosing Party, as documented by business records.

For the avoidance of doubt, subject to the foregoing 4.1(b) exception and except in connection with the prosecution of Patents or other activities in furtherance of the Program, during the term of this Agreement ARENA is not entitled to disclose any of the DNA sequences described in Exhibit 2.3, the connection of such sequences to the Targets or any utility of such Targets to any third party without the prior written consent of MERCK.

4.2                               Permitted Disclosure of Information.  Notwithstanding anything to the contrary contained in Section 4.1, a Party receiving Information of the other Party may disclose such Information:

(a)                                  required to be submitted by the recipient to governmental authorities to facilitate the issuance of any necessary registrations or filings in connection with conducting clinical trials for the Product, or developing, manufacturing or commercializing the Product, provided that reasonable methods shall be taken to assure confidential treatment of such information;

(b)                                 by either Party to its permitted sublicensees, agents, consultants, Affiliates and/or other third parties to the extent necessary for the research and development, manufacturing, registration and/or marketing of the Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such third parties agree to be bound by the confidentiality obligations contained within this Agreement; or

(c)                                  if required to be disclosed by law or court order, provided that notice is promptly delivered to the other Party in order to provide an opportunity to challenge or limit the disclosure obligation, and provided further the Party required to disclose cooperates with the other Party in limiting disclosure to the extent so required.

4.3                               Publication. MERCK and ARENA each acknowledge the other’s interest in publishing its results to obtain recognition within the scientific community and to advance the state of scientific knowledge.  Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information.  Consequently, either Party, its employees, agents or consultants wishing to make such a publication shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation.  The reviewing Party shall have the right to:

(a)                                  propose modifications to the publication for patent reasons, trade secret reasons or business reasons or

(b)                                 request a reasonable delay in publication or presentation in order to protect know-how and patentable information.  If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of at least ninety (90) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article VII.  Upon expiration of such ninety (90) day period, the publishing or presenting Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

4.4                               Publicity and Press Releases. Except where and to the extent a Party determines disclosure is required under applicable governing law or regulation, no Party shall disclose the existence or terms of this Agreement (other than to its Affiliates), or make any public announcements or issue any press releases concerning this Agreement or its subject matter without the prior review of and written consent for such public announcement or press release by the other Party.  Each Party will allow the other Party at least ten (10) business days to review and comment upon any public announcements or press release.  MERCK acknowledges that ARENA may be required to disclose the existence of terms of this Agreement to comply with applicable Securities and Exchange Commission rules and NASDAQ regulations.

ARTICLE V

PAYMENTS; ROYALTIES AND REPORTS

5.1                                Commitment Fee.  In consideration of ARENA’s commitment to perform its obligations under the Program and for access to the ARENA Know-How and ARENA Patents granted hereunder, MERCK shall pay ARENA a commitment fee of four million dollars ($4,000,000.00) no later that thirty (30) days after the Effective Date.

5.2                                Program Funding.  In consideration for ARENA’s performance of its obligations under the Program, and subject to the terms contained in this Agreement, MERCK shall provide FTE funding as specified in Section 2.2.

5.3                                Milestone Payments.  Subject to the terms of this Agreement, MERCK shall pay to ARENA the following milestone payments:

Milestone 1:                            *********** dollars ($***********) upon achievement of the Proof of Concept Milestone.

Milestone 2:                            ************ dollars ($***********) upon acceptance by MERCK of an assay developed by ARENA under the Program that is validated, to MERCK’s satisfaction exercised in good faith, as suitable to direct compound screening and medicinal chemistry optimization to maximize separation of activity of ********************.  For the avoidance of doubt, it is anticipated that this assay would measure the propensity of compounds to cause ******************.  This assay could be constructed through steps involving a) identification of the key receptor or receptors involved in ****************** and b) composition of an assay that is specific for that receptor or those receptors.  Alternatively, it could be constructed through steps including a) identification of the key cell type involved in *****************, and b) composition of an assay using these cells.

Milestone 3:                            *********** dollars ($***********) upon MERCK’s acceptance of the first Program Compound.

Milestone 4:                            *********** dollars ($************) upon the start by MERCK of the first Phase I Clinical Study for a Program Compound.  It is understood that such Phase I Clinical Study will be deemed to start on the date of administration to the first patient in such study.

Milestone 5:                            ************ dollars ($***********) upon the start by MERCK of the first Phase II Clinical Study for a Program Compound.  It is understood that such Phase II Clinical Study will be deemed to start on the date of administration to the first patient in such study.

Milestone 6:                            *********** dollars ($************) upon the start by MERCK of the first Phase III Clinical Study for a Program Compound.  It is understood that such Phase III Clinical Study will be deemed to start on the date of administration to the first patient in such study.

Milestone 7:                             *********** dollars ($***********) upon the acceptance for review of a Marketing Application for the first Product by the United States Food and Drug Administration (or its Major Market equivalent in a Major Market).

Milestone 8:                            *********** dollars ($**********) upon the first Marketing Approval in a Major Market.

MERCK shall notify ARENA in writing within thirty (30) days upon the achievement of each milestone described in this Section 5.3, and upon such notice shall pay ARENA the appropriate milestone payment.  With the sole exception of Milestone 4, the milestone payments described in this Section 5.3  shall be payable only upon the initial achievement of such milestone for the first Program Compound, and no amounts shall be due for subsequent or repeated achievements of such milestone.  Milestone 4 can be reached and the Milestone 4 payment triggered, up to a total of ***** times, provided that ***** distinct Program Compounds, each with activity against a different Target, satisfy the Milestone 4 criteria.  The first Milestone payment for Milestone 4 shall be fully creditable against subsequent achievement of such Milestone in the event that clinical studies were terminated without achieving Marketing Approval for a previous Program Compound for which Milestone 4 was paid.  For avoidance of doubt, a single Program Compound having activity against more than one Target shall not require an additional Milestone 4 milestone payment.  All Milestone payments are non-refundable and, except as set forth above with respect to Milestone 4, non-creditable.  Notwithstanding anything else to the contrary, Milestones 1, 2 and 3 shall be deemed achieved no later than the start of the first Phase I Clinical Study for a Program Compound.

5.4                                Royalties.

5.4.1                                 Royalties Payable By MERCK.  Subject to the terms and conditions of this Agreement, MERCK shall pay to ARENA royalties during each Calendar Year on a country-by-country basis:

(a)                                  if the sale or approved use of the Product would infringe a Valid Patent Claim in the country of sale, then:

(i)                         an amount equal to **** percent (*%) of the annual Net Sales of such Products in such countries, until the total annual Net Sales of Products by MERCK, its Affiliates or sublicensees equals ******* *******dollars ($****************); and

(ii)                      for that amount of annual Net Sales of Products by MERCK, its Affiliates or sublicensees greater than *********** dollars ($***************), an amount equal to *** percent (*%) of the annual Net Sales of such Products in such countries, until the total annual Net Sales of Products by MERCK, its Affiliates or sublicensees equals *********** dollars ($**************); and

(iii)                   for that amount of annual Net Sales of Products by MERCK, its Affiliates or sublicensees greater than *********** dollars ($****************), an amount equal to ***** percent (*%) of such annual Net Sales in such countries until the total annual Net

Sales of Products by MERCK, its Affiliates or sublicensees equals ************ dollars ($****************); and

(iv)                  for that amount of annual Net Sales of Products by MERCK, its Affiliates or sublicensees greater than ************ dollars ($*************), an amount equal to *** percent (**%) of such annual Net Sales in such countries; or

(b)                                 for sales in countries other than those covered in Subsection 5.4.1(a):

(i)                         an amount equal to ************ percent (***%) of the Net Sales of such Products in such countries, until the total annual Net Sales of Products by MERCK, its Affiliates or sublicensees equals *** ******* dollars ($****************);

(ii)                      an amount equal to ***** percent (*%) of the Net Sales of such Products in such countries, until the total annual Net Sales of Products by MERCK, its Affiliates or sublicensees equals *** ******* dollars ($****************);

(iii)                   for that amount of annual Net Sales of Products by MERCK, its Affiliates or sublicensees greater than *********** dollars ($*************), an amount equal to **** percent (*%) of such annual Net Sales in such countries until the total annual Net Sales of Products by MERCK, its Affiliates or sublicensees equals **** ******** dollars ($****************);

(iv)                  for that amount of annual Net Sales of Products by MERCK, its Affiliates or sublicensees greater than ************ dollars ($*************), an amount equal to **** percent (*%) of such annual Net Sales in such countries.

(c)                                  Royalties on each Product at the terms set forth above shall be effective as of the date of First Commercial Sale of Product in a country and shall continue until (i) the expiration of the last applicable Valid Patent Claim which provides exclusivity for such Product in such country in the case of sales under Subsection 5.4.1 (a) or (ii) until the ****** anniversary of the First Commercial Sale in such country in the case of sales of Product under Subsection 5.4.1 (b), in each case subject to the following conditions:

(x)                                   that only one royalty shall be due with respect to the same unit of Product;

(y)                                 that no royalties shall be due upon the sale or other transfer among MERCK, its Affiliates or sublicensees, but in such cases the royalty shall be due and calculated upon MERCK’s or its Affiliate’s or its sublicensee’s Net Sales to the first independent third party;

(z)                                   in no event shall royalties on Product Net Sales be payable for a period of less than a total of ***** years from the date of First Commercial Sale of Product in a country.  If the last applicable Valid Patent Claim expires before the ******* anniversary of the First Commercial Sale in such country, MERCK will be obligated to pay royalties at the levels set out in Subsection 5.4.1(a) until such expiration date, and royalties at the levels set out in Subsection 5.4.1(b) from such expiration date until the ******* anniversary of the First Commercial Sale of the Product in such country.

(aa)                            no royalties shall accrue on the disposition without charge of Product in reasonable quantities by MERCK, its Affiliates or its sublicensees as samples (promotion or otherwise) or as donations (e.g., to non-profit institutions or government agencies for a non-commercial purpose); and

(bb)                          that after the conditions in Subsection 5.4.1.(c) (i) and (ii) are met, MERCK shall have a royalty-free paid up license.

(d)  For avoidance of doubt, Net Sales for determining the applicable royalty tiers set out in Subsection 5.4.1(a) are based on aggregate  Net Sales of Products in all countries covered in Subsection 5.4.1(a).  Net Sales for determining the applicable royalty tiers set out in Subsection 5.4.1(b) are based on aggregate Net Sales of Products in all countries covered in Subsection 5.4.1(b).

5.4.2                                 Royalty Calculation Example.  The following is an example of royalties calculated according to Section 5.4.1(a) (exclusive of the net sales thresholds in non-patented countries as described in Section 5.4.1(b) where the royalty is *** as much).

If annual Net Sales in a given Calendar Year = US $*********** (US $***************) in countries where the Section 5.4.1(a) Valid Patent Claim royalty rate is applied.

On the first $********* ( $****************) of Net Sales:

$**************** x *% royalty                             =                  US $*************

On the next $********* ($****************) of Net Sales

$**************** x *% royalty                             =                  US $*************

On the next $*********** ($****************) of Net Sales

$**************** x *% royalty                             =                  US $**************

Total royalty paid for the entire Calendar Year           =          US $**************

5.4.3                                 Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, MERCK’s sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating ARENA on a basis economically equivalent to the payments to ARENA to the extent provided for  under Section  5.4.1.

5.4.4                                 Bulk Compound.  In those cases where MERCK sells bulk Program Compound rather than Product to an independent third party, the royalty obligations of this Article V shall be applicable to such bulk Program Compound.

5.4.5                                 Compulsory Licenses.  If a compulsory license is granted with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.4.1, then the royalty rate to be paid by MERCK on Net Sales in that country under Section 5.4.1 shall be reduced to the rate paid by the compulsory licensee for those Products sold under the compulsory license.

5.4.6                                 Third Party Licenses.  If one or more patent licenses from a third party or parties are required by MERCK, its Affiliates and/or sublicensees to develop, make, have made, use, sell or import Compound or Product in a particular country (“Third Party Patent License(s)”), ***** percent (**%) of any consideration actually paid  under such Third Party Patent License(s) by MERCK, its Affiliates or sublicensees,  for sale of such Compound or Product in a country for such Calendar Quarter shall be credited against the royalty payments due ARENA by MERCK with respect to the sale of such Products or Compounds in such country, provided, however, that the royalties payable to ARENA in any given year shall not be reduced by more than ***** percent (**%) in such year.

5.4.7                                 Competitive Product.   MERCK shall not be required to make any royalty payments under Section 5.4(a) in a country once a third party or parties (other than MERCK, its Affiliates, sublicenses or MERCK-authorized distributors) selling product or products with the same active ingredients as the Product have sold in the aggregate at least ***** percent (**%) of units sold to consumers in such country as determined by IMS sales figures, or in the absence of IMS, any reputable reporting entity.

5.5                               Reports; Payment of Royalty.  Following the First Commercial Sale of a Product and during the term of the Agreement, MERCK shall furnish to ARENA a quarterly written report for the Calendar Quarter showing the sales of all Products subject to royalty payments sold by MERCK, its Affiliates and its sublicensees in the Territory during the reporting period and the royalties payable under this Agreement.  Reports shall be due on the sixtieth (60th) day following the close of each Calendar Quarter.  Royalties that have accrued in a particular Calendar Quarter shall be due and payable on the date such royalty report is due. MERCK shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6                               Audits.

(a)                                  Upon the written request of ARENA and not more than once in each Calendar Year, MERCK shall permit an independent certified public accounting firm of nationally recognized standing selected by ARENA and reasonably acceptable to MERCK, at ARENA’s expense, to have access during normal business hours to such of the records of MERCK as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request.  The accounting firm shall disclose to ARENA only the details called for in Section 5.5 and whether the royalty reports are correct or incorrect and the specific amount of any discrepancies.  No other information shall be provided to ARENA.

(b)                                 If such accounting firm correctly identifies a discrepancy during such period, the appropriate Party shall make payment to correct such discrepancy within 30 days of the date ARENA delivers to MERCK such accounting firm’s written report so correctly concluding.  The fees charged by such an accounting firm shall be paid by ARENA, except under the following circumstances: if the payments made or payable were at least ********* dollars ($**********) and less than ********* percent (**%) of the amount that should have been paid during the period in question, MERCK shall reimburse ARENA for the reasonable costs of such audit.

(c)                                  MERCK shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to MERCK, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by ARENA’s independent accountant to the same extent required of MERCK under this Agreement.

(d)                                 Upon the expiration of twenty-four (24) months following the end of any Calendar Year, if there is no pending controversy, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon ARENA, and MERCK and its sublicensees shall be released from any liability or accountability with respect to royalties for such Calendar Year.

(e)                                  ARENA shall treat all information subject to review under this Section 5.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of Article IV of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MERCK (and its applicable Affiliates and sublicensees) obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement.

5.7                               Payment Exchange Rate.  All payments to be made by MERCK to ARENA under this Agreement shall be made in United States dollars and may be paid by check made to the order of ARENA or bank wire transfer in immediately available funds to such bank account in the United States designated in writing by ARENA from time to time.  In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due ARENA shall be the rate of exchange used by MERCK in its worldwide accounting system and on the periodic schedule used by Merck for its own financial reporting purposes at such time.

5.8                               Income Tax Withholding.  If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, MERCK shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V.  MERCK shall submit appropriate proof of payment of the withholding taxes to ARENA within a reasonable period of time.

5.9                               Diagnostic or Pharmaco-Genomic Product Compensation.  If MERCK, its Affiliates or sublicensees develop a diagnostic or pharmaco-genomic product or service resulting from the use of Arena Know-How, the Parties shall negotiate in good faith an appropriate royalty compensation prior to commercialization of such diagnostic, pharmaco-genomic product or service.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1                               ARENA Representations and Warranties.  ARENA represents and warrants to MERCK that as of the Effective Date:

(a)                                  to ARENA’s knowledge, the “Arena Core Patents” and Arena Know-How exist and are not invalid or unenforceable, in whole or in part.  For the purposes of this Section 6.1 the term “ARENA Core Patents” means those Arena Patents that claim the Targets, the CART Technology in the Field, sequences and/or method of making, or using the Targets or the CART Technology.

(b)                                 it has the full corporate right, power and authority to enter into this Agreement, to perform the Program and to grant the licenses granted under Article III;

(c)                                  it has not previously assigned, transferred, conveyed, or otherwise encumbered its right, title and interest in Arena Core Patent Rights, or Arena Know-How in the Field; nor previously disclosed any of the DNA sequences described in Exhibit 2.3, the connection of such sequences to the Targets or any utility of such Targets to any third party, except pursuant to the prosecution of Patents, or under written confidentiality agreements which prohibit such third parties from using or disclosing such information after the Effective Date.

(d)                                 to  ARENA’s knowledge, it is the sole and exclusive owner of the Arena Patent Rights and Arena Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the Arena Patent Rights and Arena Know-How;

(e)                                  to  ARENA’s knowledge, neither (1) the exercise of the licenses granted to MERCK under the Arena Patents and Arena Know-How, including the development, manufacture, use, sale and import of Program Compounds and Products, nor (2) the participation in the Program of the ARENA FTEs or the ARENA members of the JRC, interferes with or infringe on any confidentiality rights or intellectual property rights owned or possessed by any third party, and;

(f)                                    there are no claims, judgments or settlements against or owed by ARENA or pending or threatened claims or litigation relating to the ARENA Core Patents, and ARENA Know-How.

Except as set forth above in this Section 6.1, ARENA makes no representations or warranties and ARENA specifically disclaims any and all implied warranties, including the warranties of merchantability and of fitness for a particular purpose.  Without limiting the foregoing, MERCK acknowledges and agrees that ARENA has not made any representation that any of the receptors or other technologies subject to this Agreement are patentable.

6.2                               MERCK Representations and Warranties.  MERCK represents and warrants to ARENA that as of the Effective Date:

(a)                                  to MERCK’s knowledge, the MERCK Patents and MERCK Know-How exist and are not invalid or unenforceable, in whole or in part; and

(b)                                 it has the full corporate right, power and authority to enter into this Agreement, to perform the Program and to grant the licenses granted under Article III; and

(c)                                  to Merck’s knowledge, neither (1) the exercise of the licenses granted to Arena under the Merck Patents and Merck Know-How under section 3.1(b), nor (2) the participation in the Program of the MERCK members of the JRC or MERCK’s obligations with respect to the development and commercialization of Program Compounds and Products, infringe on any confidentiality rights or intellectual property rights owned or possessed by any third party.

ARTICLE VII

PATENT MATTERS

7.1                               Filing, Prosecution and Maintenance of Patents. Each Party agrees at its expense and as it each determines appropriate to file, prosecute and maintain in the Territory, upon appropriate consultation with the other Party, Patents relating to the Program Information and Inventions owned in whole by such Party, and, with respect to ARENA, the inventions in the Arena Patents and Arena Know-How licensed to MERCK under this Agreement. With respect to Collaboration Patents, MERCK shall  file, prosecute, and maintain patent applications for such Collaboration Patents and ARENA shall cooperate fully and shall cause its employees to cooperate fully on the filing and prosecution of such Patents.  MERCK shall be responsible for its internal costs and expenses incurred in filing, prosecuting and maintaining patent applications for Collaboration Information and Inventions.  MERCK, at its option, may choose to have mutually acceptable outside counsel prepare, file,  prosecute and maintain applications for Patents on Collaboration Inventions.  Each Party shall share equally the external costs and expenses, including patent office fees and fees of the private law firm or agents used to prepare, file, prosecute and maintain Collaboration Patents; provided, Arena’s cost shall not exceed ******************** dollars ($****************) in any given Calendar Year; and, provided further, that ARENA has no obligation to continue to share costs after the Program Term unless MERCK is actively developing a Program Compound for which an IND has been filed.  With respect to each Patent filed in accordance with this Section 7, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number.  Each Party shall keep the other advised of the status of the actual and prospective Patent filings and upon the request of the other Party, provide advance copies of any papers related to the filing, prosecution and maintenance of such Patent filings.  Each Party shall cooperate fully and shall cause its employees to cooperate fully, on the filing and prosecution of such Patents.  Each Party shall promptly give notice to the other of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patents for which the Party is responsible for the filing, prosecution and maintenance.

7.2                               Option to Prosecute and Maintain Patents. Each Party shall give timely notice to the other Party of any decision not to file applications or to cease prosecution and/or maintenance of any Patents on a country by country basis in the Territory and, in such case, shall permit the other Party at its sole discretion and expense, to file or to continue prosecution or maintenance.

7.2.1                     If MERCK elects to continue prosecution or maintenance, or to file in any country in the Territory based on ARENA’s election not to file pursuant to Section 7.1, ARENA shall execute such documents and perform such acts at its expense as may be reasonably necessary to effect an assignment of such Collaboration Patents or Arena Patents to MERCK in a timely manner.  Any patents or patent applications so assigned shall not be considered Arena Patents or Collaboration Patents, and the claims of such Patents shall not be considered Valid Patent Claims for the purposes of Section 5.4.1(a).

7.2.2                     If ARENA elects to continue prosecution or maintenance, or to file in any country in the Territory based on MERCK’s election not to file pursuant to Section 7.1,

MERCK shall execute such documents and perform such acts at its expense as may be reasonably necessary to effect an assignment of such Collaboration Patents or Merck Patents to ARENA in a timely manner.  Any patents or patent applications so assigned shall not be considered Merck Patents or Collaboration Patents, and the claims of such Patents shall not be subject to the license provisions of Section 3.

7.3                               Interference, Opposition, Reexamination and Reissue.

(a)                                  Each Party, within ten days of learning of such event, shall inform the other Party of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to the Arena Patents, Merck Patents or Collaboration Patents.  ARENA shall be the lead Party on any ARENA Patents,  MERCK shall be the lead Party on Merck Patents and Collaboration Patents. MERCK and ARENA thereafter shall consult and cooperate fully to determine a course of action with respect to any such proceedings.  A non-lead Party shall have the right to review and consult with the lead Party regarding  any submission to be made in connection with such proceeding.

(b)                                 Neither Party shall initiate any opposition, reexamination or reissue proceeding relating to the Arena Patents, Merck Patents, Collaboration Patents without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(c)                                  In connection with any interference, opposition, reissue, or reexamination proceeding relating to the Arena Patents, Merck Patents or Collaboration Patents, MERCK and ARENA will cooperate fully and will provide each other with any information or assistance that either reasonably requests.  Each Party shall keep the other Party informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement.

(d)                                 Each Party shall bear its own expenses for any interference, opposition, reexamination, or reissue proceeding relating to any solely owned Patent.  For any interference, opposition, reexamination, or reissue proceeding relating to any Collaboration Patent, expenses shall be shared equally by the Parties.

7.4                               Enforcement and Defense.

(a)                                  If either Party learns of (x) any infringement of Arena Patents, Merck Patents or Collaboration Patents, or (y) any misappropriation or misuse of Arena Know-How or Merck Know-How, such Party shall promptly notify the other Party of such infringement, misappropriation or misuse.  MERCK and ARENA thereafter shall consult and cooperate fully to determine a course of action including, without limitation, the commencement of legal action by either or both of MERCK and ARENA, to terminate any infringement of such Patent rights or any misappropriation or misuse of Arena Know-How or Merck Know-How.

However, ARENA, upon notice to MERCK, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of ARENA (and, if appropriate, MERCK), or to control the defense of any declaratory judgment action relating to Arena Patents or Arena Know-How. ARENA promptly shall inform MERCK if it elects not to exercise such first right, and if such infringement or misuse materially adversely affects MERCK’s efforts under this Agreement, MERCK thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of MERCK and, if necessary, ARENA.  Each Party shall be entitled to be represented by counsel of its own choice.  MERCK shall have the first right to initiate and prosecute such legal actions for Merck Patents and Collaboration Patents at its own expense.

(b)                                 If ARENA elects not to initiate and prosecute an action as provided in Subsection 7.4(a), and MERCK elects to do so, the cost of any agreed upon course of action to terminate infringement of Patents or misappropriation or misuse of Know-How, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne by MERCK and ARENA on a pro rata basis taking into consideration the relative economic losses suffered by each Party. Such pro rata basis shall be determined by the Parties through good faith negotiations at the initiation of the action.

(c)                                  For any action to terminate any infringement of Patents or any misappropriation or misuse of Arena Know-How, if either Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary to initiate litigation to prosecute and maintain such action.  In connection with any such action, MERCK and ARENA will cooperate fully and will provide each other with any information or assistance that either reasonably requests.  Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the consultation and approval of any offer related thereto.

(d)                                 Any recovery obtained by either or both MERCK and ARENA in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:

(1)                                  the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(2)                                  the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(3)                                  the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party, and to the extent a pro rate basis has been established under Section 7.4(b) the same rate shall apply.

(e)                                  Each Party shall inform the other Party of any certification regarding any Arena Patents, Merck Patents, or Collaboration Patents it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j) (2) (A) (vii) (IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States. ARENA shall provide MERCK with a copy of such certification within five days of receipt by ARENA.  ARENA’s and MERCK’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Subsections 7.4(a) through (d), provided, however, that ARENA shall determine whether to exercise its first right to initiate and prosecute any action and shall inform MERCK of such decision within ten days of ARENA’s receipt of the certification, after which time MERCK shall have the right to initiate and prosecute such action.

(f)                                    For any action under Section 7.4(a)-(c) for which the Parties are sharing expenses, the Party that is contributing the greatest monetary amount shall control the action, but shall continue to consult with the other Party on all major strategy decisions.  If the Parties are contributing equally, MERCK shall control the action.

7.5                               Patent Term Restoration.  The Parties shall cooperate in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Merck Patents, Arena Patents or Collaboration Patents.  If elections with respect to obtaining such patent term restoration are to be made, MERCK shall have the right to make the election to seek patent term restoration or supplemental protection and ARENA shall abide by such election.

ARTICLE VIII

TERM AND TERMINATION

8.1                               Term and Expiration.  This Agreement shall be effective as of the Effective Date and, unless terminated earlier under Sections 8.2 or 8.3, shall continue in effect until expiration of all royalty obligations under this Agreement.  Upon expiration of this Agreement due to expiration of all royalty obligations pursuant to Subsection 5.4.1, MERCK’s licenses pursuant to Article III shall become fully paid-up, perpetual licenses.

8.2                               Termination by MERCK.  Notwithstanding anything to the contrary in this Agreement, MERCK shall have the right to terminate this Agreement:

(a)                                  at any time after the end of the Program Term for any reason by giving ninety (90) days advance written notice to ARENA; or

(b)                                 pursuant to Section 2.8(d).

If MERCK terminates this Agreement under Section 8.2, the rights and obligations of the Parties under the Program shall terminate, including any FTE payment obligations under the Program not due and owing as of the termination date.  Notwithstanding the foregoing, all Milestone and royalties are still payable as provided for in the Agreement.  In addition, all licenses granted to MERCK under this Agreement become non-exclusive and ARENA is released from its obligation of exclusivity under Section 2.4, and MERCK is released from its obligations under Sections 2.9.3 and 3.3, but not any of its obligations under Article V.

8.3                               Termination.

8.3.1                                 Termination for Cause.  This Agreement may be terminated by notice at any time during the term of this Agreement:

(a)                                  By either Party, if the other Party is in breach of its material obligations under this Agreement by causes and reasons within its control and has not cured such breach within ninety (90) days after receipt of a letter requesting such cure; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be extended until such time as the dispute is resolved pursuant to Section 9.10.

(b)                                 Notwithstanding Subsection 8.3.1(a), if ARENA materially breaches its obligations during the Program Term, and fails to cure such breach within ninety (90) days after notice of such breach or if such default can be cured but cannot be cured within such ninety (90) day period, if ARENA does not commence and diligently continue good faith efforts to cure such default during such ninety (90) day period and thereafter, then MERCK may, in lieu of termination under Subsection 8.3.1(a), terminate the Program, the Program license granted to ARENA under Subsection 3.1(b) and all of MERCK’s obligations to fund any further research hereunder, provided, however, that all other rights and obligations of MERCK and ARENA under this Agreement shall be preserved, including without limitation, the licenses retained by MERCK under Subsection 3.1(a) and Section 3.2 of this Agreement.

(c)                                  If ARENA materially breaches its obligations at any time during the term of this Agreement and MERCK either notifies ARENA of the termination of this Agreement under Section 8.3.1(a) or initiates arbitration against ARENA for breach of this Agreement, or both, any milestone payments that MERCK may be required to pay to ARENA pursuant to Section 5.3 of this Agreement shall be paid by MERCK instead into an escrow account pending the resolution of the arbitration or other agreement of the Parties.

8.3.2                                 Effect of Termination for Cause on Licenses.  If ARENA terminates this Agreement under Subsection 8.3.1(a), MERCK’s licenses pursuant to Sections 3.1 and 3.2 shall terminate as of such termination date.  If MERCK terminates this Agreement under Subsection 8.3.1(a), MERCK’s licenses pursuant to Sections 3.1 and 3.2 shall become fully paid-up perpetual licenses. Notwithstanding the foregoing, in the event of a good faith dispute with respect to the existence of a material breach, no termination of this Agreement shall occur until the arbitrator has issued a final and binding decision that the breach was material and that the Party giving notice of termination had the right to do so.

8.3.3                                 Effect of Termination for Bankruptcy.  If this Agreement is terminated by or behalf of ARENA due to the rejection of this Agreement  under Section 365(n) of the Bankruptcy Code, all licenses and rights to licenses granted under or pursuant to this Agreement by ARENA to MERCK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that MERCK, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ARENA under the Bankruptcy Code, MERCK shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefore by MERCK.  Such intellectual property and all embodiments thereof promptly shall be delivered to MERCK (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by MERCK, unless ARENA elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of ARENA upon written request therefore by MERCK.

8.4                               Effect of Expiration or Termination.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including the obligation to pay applicable FTE payments for Program activities that have taken place before the termination date, Milestones or royalties for Product(s) sold prior to such termination or that are due under this Agreement after such termination.  Except as otherwise specifically provided above, all of the Parties’ rights and obligations under the provisions of Sections 2.5 (ARENA Cart Technology), 2.9 (Records and Reports), 2.10 (Program Information and Inventions), 2.11 (Rights to Compounds), and Articles I,  IV, V (Milestones and Royalties), VII (solely with respect to actions commenced before the effective date of the termination of this Agreement), VIII and IX shall survive the termination or expiration of the Agreement, with Article IV continuing in effect for ten years thereafter.  Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other (i) accrued or accruing under this Agreement prior to termination, including, without limitation, the obligation to pay royalties for Products sold prior to such termination or (ii) which survive termination.

ARTICLE IX

MISCELLANEOUS

9.1                               Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, floods, mudslides, earthquakes, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical.

9.2                               Excused Performance.  The obligation of MERCK with respect to any Product under Section 3.3 is expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product.  The obligation of MERCK to develop or market any such Product shall be delayed or suspended so long as in MERCK’s opinion any such condition or event exists.  All judgments as to safety and efficacy shall be made by MERCK in its sole discretion.  Notwithstanding the foregoing, MERCK will  use reasonable commercial and scientific efforts, consistent with the efforts MERCK uses in pursuing development of other products representing a similar marketing opportunity, to resolve any adverse condition or event relating to safety or efficacy of the Product .

9.3                               Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon each Party and its successors and permitted assigns.  Except as otherwise provided in Subsections 9.3(a) and (b), neither Party shall, directly or indirectly, assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party.  Any attempted or purported assignment in violation of this Section 9.3 shall be void.

As used in Sections 2.8 and 9.3, “Change of Control” of a Party shall be deemed to occur:

(1)           Upon the acquisition of any voting securities of the Party by a “Person” (as the term “person” is used for purposes of section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then-outstanding shares of common stock of the Party, or the combined voting power of the Party’s then-outstanding voting securities; or

(2)           The individuals who, immediately following the Effective Date, are members of the Board of Directors of the Party (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Party’s Board of Directors, provided, however, that, any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by such company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board ; or

(3)           Upon the consummation of a merger, consolidation,  reorganization, or sale of all or substantially all of the assets of the Party (a “Business Combination”): (a) with or into the Party or a direct or indirect subsidiary of the Party or (b) in which securities of the Party are issued, unless such merger is a “Non-Control Transaction”.  A “Non-Control Transaction” shall mean a merger in which: (A) the stockholders of the Party immediately before such merger own directly or indirectly immediately following such merger at least fifty percent (50%) of the combined voting power or the outstanding voting securities of the surviving corporation; and (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger constitute at least a majority of the members of the board of directors of the surviving corporation;

(4)           A complete liquidation or dissolution of the Party; or

(5)           The sale or other disposition of all or substantially all of the assets of the Party to any Person (other than an Affiliate).

(a)                                  Notwithstanding the foregoing, MERCK may, without ARENA’s consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with a Change of Control of MERCK.  Any such assignee shall assume all obligations of its assignor under the Agreement.

(b)                                 Notwithstanding the foregoing, a Change of Control of ARENA shall not be deemed a termination event under Section 2.8(e), provided, (i) that such Change of Control event is a Business Combination with a company that agrees to assume  in a writing reasonably satisfactory to MERCK, of all of the obligations of ARENA under this Agreement, and (ii) such Change of Control event is not a Business Combination with a “***** Health Company Acquirer”.  A “***** Health Company Acquirer” is a pharmaceutical company or other health care company, or group of health care companies acting in concert, with total annual sales of ethical pharmaceutical products (including sales by all affiliates of such company or companies) prior to such acquisition in excess of ********** dollars ($****************).  If a Change of Control takes the form of a Business Combination of ARENA with a ***** Health Company Acquirer, occurring for a period of up to ***** years beyond the Program Term then such Change of Control shall be subject to Section 9.4.

In addition, if ARENA:

(a)                                  decides to sell, offer to sell all or substantially all its assets, or solicit offers from third parties for the acquisition of all or substantially all of its assets related to this Agreement, or

(b)                                 receives an offer from a third party seeking to purchase all or substantially all of ARENA’s assets related to this Agreement, or merge or consolidate with or into ARENA that the Board of Directors of ARENA deems attractive, then to the extent consistent with applicable law and the fiduciary duties of the Board of Directors of ARENA, as reasonably determined by the Board of Directors of ARENA, ARENA shall promptly notify MERCK of any such decision or receipt of such offer, and will provide MERCK with sufficient details of any such proposed transaction to enable MERCK to prepare a competitive offer to the extent ARENA is legally able to do so.   To the extent consistent with applicable law and the fiduciary duties of the Board of Directors if ARENA, as reasonably determined by the Board of Directors of ARENA, ARENA will give MERCK a reasonable opportunity to participate in a similar transaction, and allow MERCK to make an offer in connection with such acquisition, merger or sale or assets.

9.4                               Consequences of Certain Change of Control  by ARENA.  In the event of a Change of Control event with a ***** Health Company Acquirer as described in Section 9.3(b), ARENA, promptly (meaning, within two business days or less) upon its ability legally to disclose information concerning such Change of Control, shall notify MERCK in writing (sent by telecopier or overnight courier) of such Change of Control, and MERCK may, at its choice, on written notice to such assignee given at any time within sixty (60) days of such assignment, effect any or all of the following changes to the terms of this Agreement, which changes shall be effective retroactive to and immediately upon the assignment of this Agreement:

(a)                                  termination of the Program and any further obligation to pay for ARENA’s research efforts under the Program.  After such termination, MERCK’s obligation to pay milestone payments as they may become owing continues, provided however, that the amount of the milestone payment as specified under Section 5.3 shall be multiplied by a fraction, the numerator of which shall be equal to the number of days in the Program Term from the Effective Date to the date of the assignment of this Agreement, and the denominator of which shall be ****;

(b)                                 termination of the license under Subsection 3.1(b), and immediately thereafter such assignee shall return to MERCK or destroy all copies of Information disclosed by MERCK to ARENA.  For clarity, ARENA is not entitled to disclose any MERCK Information to a ***** Health Company Acquirer;

(c)                                  possession, during the Program Term, of the exclusive license under the ARENA Know-How, the ARENA Patents and under ARENA’s interest in the Collaboration Information and Inventions and the Collaboration Patents, to conduct the discovery, research and development of Active Compounds, Program

Compounds and Products under this Agreement.  The foregoing license may be sublicensed during the Program Term to MERCK Affiliates and to third party sublicensees.

For purposes of Subsections 9.4 (a) and (c) and Article I, the “Program Term” shall have the period of time such term had under the provisions of Section 2.8 just prior to the assignment of the Agreement by ARENA.

Upon any such assignment, and whether or not MERCK elects to effect any or all of the changes to this Agreement set out in Subsections 9.4(a) through (c), MERCK shall retain all of its rights under this Agreement, including but not limited to, the licenses granted to MERCK in Sections 3.1 (a) and 3.2 of this Agreement and ARENA shall retain all of its rights (other than with respect to participation in Program activities) under this Agreement, including but not limited to milestone and royalty payments accruing under this Agreement.

In the event of a Change of Control, ARENA shall adopt procedures to be agreed upon in writing by MERCK to prevent the disclosure of MERCK Information, Merck Know-How, and Collaboration Information and Inventions (collectively “Sensitive Information”) beyond the ARENA personnel having access to and knowledge of Sensitive Information prior to the Change of Control and ARENA shall adopt procedures approved in writing by MERCK to control the dissemination of Sensitive Information disclosed after the Change of Control.  The purposes of all such procedures shall be to strictly limit such disclosures to only those personnel having a need to know Sensitive Information in order for ARENA to perform its obligations.

9.5                               Standstill.   MERCK agrees that for a period of ***** years after  the Effective Date, MERCK nor any of its Affiliates will, without the prior written consent of ARENA:  (i) acquire securities representing more than *% of the voting power of the outstanding voting securities of ARENA, or (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission).  The foregoing provisions shall no longer apply to MERCK (i) in the event that ARENA announces publicly that it is seeking, or considering seeking, purchasers for its business or is otherwise exploring, or considering exploring, strategic options regarding the sale of its business, (ii) upon the commencement by a third party of a tender or exchange offer for more than 50% of the voting power of the outstanding voting securities of ARENA, (iii) if a third party acquires beneficial ownership of more than **% of the outstanding common stock of ARENA, (iv) if ARENA publicly announces a transaction, or an intention to effect any transaction, which would result in (A) the sale by ARENA or one or more of its subsidiaries of assets representing more than fifty percent (50%) of the consolidated earning power or assets of ARENA and its subsidiaries, or (B)  the common shareholder of ARENA immediately prior to such transaction owning less than 50% of the outstanding common stock of the acquiring entity or, in the case of a merger transaction, the surviving corporation (or, if the surviving corporation is a subsidiary of a parent company, the parent company) or (C)

a third party acquiring beneficial ownership of more than **% of the outstanding common stock of ARENA.

9.6                               Severability.  If one or more of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such case use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.7                               Use of Names.  Neither Party may use the names of the other Party or those of its Affiliates, sublicensees, employees, agents or consultants or any of their trademarks, names, or symbols without the prior written consent of the other Party.

9.8                               Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to ARENA:
at the address set out for ARENA on page 1, Attn:
President, Chief Executive Officer
Facsimile No.: (858) 453-7210
with copy to:	Office of General Counsel
Facsimile No: (858) 677-0065

if to MERCK:	Merck & Co., Inc.
One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100
Attn: Office of Secretary
Facsimile No: (908) 735-1246

with copy to:	Office of Assistant General Counsel
Facsimile No: (908) 735-1226

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally recognized overnight courier and on the third business day following the date of mailing if sent by mail.

9.9                               Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey and patent laws of the United States without reference to any rules of conflict of laws or renvoi that would require the application of the laws of a different jurisdiction.

9.10                        Dispute Resolution & Arbitration.  The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement.  If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute shall be finally resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls.  The Parties hereby consent to the jurisdiction of the Federal District Court for the Southern District of New York for the enforcement of these provisions and the entry of judgment on any award rendered under this Section 9.10.  Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award.  The arbitrator shall be an attorney specializing in business litigation who has at least 15 years of experience with a law firm or corporation of over 25 lawyers or was a judge of a court of general jurisdiction.  The arbitration shall be held in New York City and the arbitrator shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  Within 30 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrator.  Failing such agreement, the AAA will design and the parties will follow such procedures.  Each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.  THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, AND EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES.

9.11                        Entire Agreement.  This Agreement, together with the confidentiality agreements dated March 21, 2002, July 26, 2002, September 17, 2002, and October 2, 2002, contains the entire understanding of the Parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, heretofore made relating to the subject matter hereof are expressly superceded, except the confidentiality agreements continue in full force and effect.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

9.12                        Headings.  The captions to the Articles, Sections and Subsections of this Agreement are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the Articles, Sections and Subsections.

9.13                        Independent Contractors.  ARENA and MERCK shall be independent contractors and the relationship between them shall not constitute a partnership, joint venture or agency.

Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party.

9.14                       Waiver.  The waiver by a Party of any right under this Agreement or of the other Party’s failure to perform or breach shall not be a waiver of any other right, failure or breach whether of a similar nature or otherwise.

9.15                       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, the parties have executed this Agreement as of its Effective Date.

	MERCK & CO., INC.	ARENA PHARMACEUTICALS, INC.

By:	/s/ Raymond V. Gilmartin	By:	/s/ Jack Lief
	Name: Raymond V. Gilmartin		Name: Jack Lief
	Title: Chairman, President and CEO		Title: President and CEO

	October 16, 2002		October 14, 2002
	Date		Date

Execution Version

ATTACHMENT A

Active Compound Criteria

Potency: **********************************************************************
***************************************************

Selectivity: *************************************************************

i

Execution Version

ATTACHMENT B

Research Plan

<< to be jointly prepared  and added>>

***A RESEARCH PLAN AND CHART, CONSISTING OF FOUR PAGES, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.***

Execution Version

Exhibit 2.2(b)

FTE Funding for first year of Program Term (assuming an Effective Date of 10/21/02)

Payment 1 = $ ********** due within 30 days of the Effective Date ($********* prorated from 10/21/02 – 12/31/02) [72/92 days]

Payment 2 = $ ************ due 1/2/03

Payment 3 = $ ************ due 4/1/03

Payment 4 = $ ************ due 7/1/03

Payment 5 = $   *********** due 10/1/03 for prorated amount from 10/1/03 – 10/21/03

Total =          $************

Exhibit 2.3

1. ALL DNA sequences related to the Program.  That is, ***** and *****, and any other ******* (as applicable) sequences for ***************.

2. Structures and synthetic routes for Arena active compounds.

3. Information to set-up the ********** at ***.

4. Full information about any and all experiments covered by Program.  For example, details regarding all assays (**************************), ongoing development of ***********, planned development of *** and ********, and expression profiling results.

Points 1 and 2 should be addressed in written form by Arena.  Points 3 and 4 could be handled in a less formal way by the JRC.